GROUP INDIVIDUAL RETIREMENT ANNUITY 301-10,001-2002

                                 ROTH IRA RIDER

When issued with this Roth IRA Rider, the provisions in the Group Individual Retirement Annuity Certificate 301-10,001-2002 issued under the Contract are replaced as described in this Roth IRA Rider. The provisions of this Roth IRA Rider supersede any inconsistent provisions of the Contract or any other Endorsement.

SECTION 1.00      ANNUITY is replaced with the following:

The term "Annuity" means a Roth individual retirement annuity meeting the requirements of Sections 408A(b) and 408(b) of the Internal Revenue Code.

SECTION 1.08 RETIREMENT DATE is replaced with the following:

The term "Retirement Date" means the date on which the Participant will attain the retirement age specified by the Participant in the Participant's Enrollment Form. The Participant may not choose a Retirement Date later than the maximum maturity age under state law. If no age has been specified in the enrollment form, the Retirement Date will be deemed to be the maximum maturity age under state law. Before the Retirement Date the Participant may elect to change the Retirement Date to another Retirement Date, which may be the first day of any calendar month after the filing of the election. Any election for such change must be made in writing by the Participant and shall not take effect until received by AXA Equitable at the AXA Equitable office address on page 3, or any other address that AXA Equitable designates in written notice to the Participant.

SECTION 3.01      ACCOUNTS is replaced with the following:

AXA Equitable will maintain an Account under the Contract for the Participant. The Account will contain one or more sub-accounts, hereinafter called "Investment Accounts." The Investment Accounts made available to the Participant are as specified on page 3. AXA Equitable reserves the right to add or remove Investment Accounts. Any amounts allocated to an Investment Account will either become part of the Guaranteed Rate Account or part of an Investment Division of the Separate Account applicable to that Investment Account.

Any amounts withdrawn from an Investment Account will no longer be part of the Guaranteed Rate Account or the applicable Investment Division.

SECTION 3.03      CONTRIBUTIONS is replaced with the following:

The Participant may have contributions made on such dates and in such amounts as the Participant may determine, subject to the conditions described in this
Section 3.03.

Contributions may be made for the Participant through a Supplemental Agreement. Any contribution made for the Participant by any means other than through payroll deduction by the



301-10,001-2002RothIRA                                                    Page 1

Participant's employer pursuant to a Supplemental Agreement may be made only subject to AXA Equitable's rules then in effect.

AXA Equitable will accept the following types of Contributions, discussed below, to this Roth IRA certificate: (i) "regular" Roth IRA contributions; (ii) rollover contributions from another Roth IRA; (iii) conversion rollover contributions from a "traditional" IRA, also referred to as a "non-Roth IRA"; or
(iv) direct custodian-to-custodian transfers from another Roth IRA.

(a) Regular Roth IRA Contributions; Maximum Permissible Amount. Except in the case of a direct custodian-to-custodian transfer from another Roth IRA, a "qualified rollover contribution" or a "recharacterization" as defined below in this Section 3.03, the total of "regular" Roth IRA contributions to all of the Participant's Roth IRAs for a taxable year does not exceed the "applicable amount" as defined below in this Section 3.03, or the Participant's "compensation" as defined below in this Section 3.03, if less, for that taxable year. The contribution described in the previous sentence that may not exceed the lesser of the "applicable amount" or the Participant's "compensation" is referred to as a "regular" Roth IRA contribution. A "qualified rollover contribution" is a rollover contribution that meets the requirements of Section 408(d)(3) of the Code, except the one-rollover-per-year rule of Section 408(d)(3)(B) of the Code does not apply if the rollover contribution is from an IRA other than a Roth IRA (a "traditional IRA", also referred to as a "nonRoth IRA"). Contributions may be limited under paragraph (c) through paragraph (e) of this Section 3.03 below.

     Any contribution will be deemed by AXA Equitable to be made for the Participant's current taxable year unless the Participant specifies in writing to AXA Equitable, subject to applicable requirements of the Code, that such contribution is a (i) rollover contribution or a direct transfer contribution as described in this Section 3.03, or (ii) such contribution is for the Participant's prior taxable year.

(b) Regular Roth IRA Contributions; Applicable Amount. The applicable amount is determined under paragraph (b)(i) or (b)(ii) of this Section 3.03 below:

     (i) If the Participant is under age 50, the applicable amount is $3,000 for any taxable year beginning in 2002 through 2004, $4,000 for any taxable year beginning in 2005 through 2007 and $5,000 for any taxable year beginning in 2008 and years thereafter.

     (ii) If the Participant is 50 or older, the applicable amount is $3,500 for any taxable year beginning in 2002 through 2004, $4,500 for any taxable year beginning in 2005, $5,000 for any taxable year beginning in 2006 through 2007 and $6,000 for any taxable year beginning in 2008 and years thereafter.

          After 2008, the limits in paragraph (b)(i) and (b)(ii) of this Section
          3.03 above will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code Section 219(b)(5)(C). Such adjustments will be in multiples of $500.

(c) Regular Roth IRA Contribution Limits Based on Modified Adjusted Gross Income. If paragraph (c)(i) and/or (c)(ii) of this Section 3.03 apply, the maximum regular contribution that



301-10,001-2002RothIRA                                                    Page 2
     can be made to all of the Participant's Roth IRAs for a taxable year is the smaller amount determined under paragraph (c)(i) or (c)(ii) of this Section 3.03.

     (i) The maximum regular Roth IRA contribution is phased out ratably between certain levels of modified adjusted gross income ("modified AGI," defined in paragraph (g) of this Section 3.03 below) in accordance with the following table:

          ------------------------------- ------------------ ------------------------- ----------------------
                   FILING STATUS          FULL CONTRIBUTION     PHASE-OUT OF RANGE        NO CONTRIBUTION
          ------------------------------- ------------------ ------------------------- ----------------------

          ------------------------------- -------------------------------------------- ----------------------
                                                       MODIFIED AGI
          ------------------------------- ------------------ ------------------------- ----------------------
          Single or Head of Household     $95,000 or less    Between $95,000 and       $110,000 or more
                                                             $110,000
          ------------------------------- ------------------ ------------------------- ----------------------
          Joint Return or Qualifying      $150,000 or less   Between $150,000 and      $160,000 or more
          Widow(er)                                          $160,000
          ------------------------------- ------------------ ------------------------- ----------------------
          Married - Separate Return        $0                Between $0 and $10,000    $10,000 or more
          ------------------------------- ------------------ ------------------------- ----------------------


          If the Participant's modified AGI for a taxable year is in the phase-out range, the maximum regular contribution determined under this table for that taxable year is rounded up to the next multiple of $10 and is not reduced below $200.

     (ii) If the Participant makes regular contributions to both Roth and traditional IRAs for a taxable year, the maximum regular contribution that can be made to all of the Participant's Roth IRAs for that taxable year is reduced by the regular contributions made to the Participant's traditional IRAs for the taxable year.

(d) "Qualified Rollover" or "Conversion Rollover" Contribution Modified AGI Limit. A rollover from a traditional IRA cannot be made to this Roth IRA certificate if, for the year the amount is distributed from the traditional IRA, (i) the Participant is married and files a separate return, (ii) the Participant is not married and has modified AGI in excess of $100,000 or
     (iii) the Participant is married and together the Participant and spouse have modified AGI in excess of $100,000. For purposes of the preceding sentence, a husband and wife are not treated as married for a taxable year if they have lived apart at all times during that taxable year and file separate returns for the taxable year.

(e) SIMPLE IRA Limits. No contributions will be accepted under a SIMPLE IRA plan established by any employer pursuant to Code Section 408(p). Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the 2-year period beginning on the date the Participant first participated in that employer's SIMPLE IRA plan.

(f) Recharacterization. A regular contribution to a traditional IRA may be recharacterized pursuant to the rules in Treasury Regulation Section 1.408A-5, or any successor Regulation, as



301-10,001-2002RothIRA                                                    Page 3
     a regular contribution to this Roth IRA certificate, subject to the limits in paragraph (c) of this Section 3.03 above.

(g) Modified AGI. For purposes paragraphs (c) and (d) of this of Section 3.03 above, an individual's modified AGI for a taxable year is defined in Code
     Section 408A(c)(3)(C)(i) and does not include any amount included in adjusted gross income as a result of a rollover from a traditional IRA (a "conversion rollover").

(h) Definition of Compensation for Purposes of Regular Roth IRA Contributions. For purposes of paragraph (a) of this Section 3.03 above, "compensation" is defined as wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and includes earned income, as defined in Code Section 401(c)(2) (reduced by the deduction the self-employed individual takes for contributions made to a self-employed retirement plan). For purposes of this definition, Code Section 401(c)(2) shall be applied as if the term trade or business for purposes of Code Section 1402 included service described in Code Section 1402 (c)(6). Compensation does not include amounts derived from or received as earnings or profits from property (including but not limited to interest and dividends) or amounts not includible in gross income. Compensation also does not include any amount received as a pension or annuity or as deferred compensation. The term "compensation" shall include any amount includible in the individual's gross income under Code Section 71 with respect to a divorce or separation instrument described in Code Section 71(b)(2)(A). If the Participant is married and files a joint Federal income tax return with the Participant's spouse, and if the spouse has greater compensation than does the Participant, the Participant may treat the spouse's compensation as the Participant's own compensation, but only to the extent that the Participant's spouse's compensation is not being used for purposes of the spouse making a contribution to a Roth IRA or a deductible contribution to a traditional IRA.

SECTION 4.05 REQUIRED MINIMUM DISTRIBUTION RULES is replaced with the following:

SECTION 4.05A     INTRODUCTION

This certificate under the Contract is subject to these "Required Minimum Distribution" rules of Sections 408(b) and 401(a)(9) of the Code and the Treasury Regulations which apply.

Notwithstanding anything in the Contract or this certificate to the contrary, the distribution of the Participant's entire interest under the Contract shall be made in accordance with the requirements of Code Section 408(b)(3), as modified by Code Section 408A(c)(5), and the Treasury Regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the Participant's interest under the Contract must satisfy the requirements of Code Section 408(a)(6), as modified by Code Section 408A(c)(5), and the Regulations thereunder, rather than the distribution provisions of Section 4.05B.



301-10,001-2002RothIRA                                                    Page 4

The Participant's "entire interest" under the Contract includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of Treasury Regulation Section 1.408-8 or any successor Regulation and the actuarial value of any other benefits provided under the IRA, such as guaranteed death benefits, as well as the value of the Participant's Accounts (less applicable charges as determined by AXA Equitable). No amount is required to be distributed prior to the Participant's death.

B.   REQUIRED MINIMUM DISTRIBUTION PAYMENTS AFTER DEATH

Upon the Participant's death, his or her entire interest under the Contract will be distributed at least as rapidly as follows:

(1) If the designated beneficiary is someone other than the Participant's surviving spouse as described in the immediately following paragraph, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Participant's death, over the remaining life expectancy of the designated beneficiary, with such life expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of the Participant's death. In the alternative, the beneficiary may elect to take distribution of the Participant's entire interest in accordance with this
Section 4.05B, paragraph (3) below.

(2) If the Participant's sole designated beneficiary is the Participant's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Participant's death (or by the end of the calendar year in which the Participant would have attained age 70-1/2, if later), over such surviving spouse's life. In the alternative, the beneficiary may elect to take distribution of the Participant's entire interest in accordance with this Section 4.05B, paragraph (3) below. If the surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse's death, over the spouse's designated beneficiary's remaining life expectancy determined using such beneficiary's age as of his or her birthday in the year following the death of the spouse. In the alternative, that beneficiary may elect to take distribution of the Participant's entire interest in accordance with this Section 4.05B, paragraph
(3) below. If the surviving spouse dies after these required distributions commence to him or her, any remaining interest will continue to be distributed under the annuity benefit or other option chosen under the Contract.

(3) If there is no individual designated as beneficiary, or if the applicable beneficiary chooses this alternative, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the Participant's death (or of the surviving spouse's death in the case of the surviving spouse's death before distributions are required to begin under this
Section 4.05B, paragraph (2) above).

(4) Life expectancy is determined using the Single Life Table in Q&A-1 of Treasury Regulation Section 1.401(a)(9)-9 or any successor Regulation. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the



301-10,001-2002RothIRA                                                    Page 5
beneficiary's age in the year specified in paragraph (1) or (2) of this Section 4.05B and reduced by 1 for each subsequent year.

(5) For purposes of paragraph (2) of this Section 4.05B above, required distributions are considered to commence on the date distributions are required to begin to the surviving spouse under such paragraph above. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Temporary Treasury Regulation Section 1.401(a)(9)-6T or any successor Regulation, then required distributions are considered to commence on the annuity starting date.

(6) If the sole designated beneficiary is the Participant's surviving spouse, the spouse may elect to treat this Roth IRA certificate as his or her own Roth IRA certificate. This election will be deemed to have been made if such surviving spouse makes a contribution to the Roth IRA or fails to take required distributions as a beneficiary.

NEW YORK,

AXA EQUITABLE LIFE INSURANCE COMPANY

/s/ Christopher M. Condron                           /s/ Pauline Sherman
-------------------------------------                ---------------------------
Christopher M. Condron                               Pauline Sherman
President and Chief Executive Officer                Senior Vice President,
                                                     Secretary and Associate
                                                     General Counsel



301-10,001-2002RothIRA                                                    Page 6